Exhibit 2(a)

                               PURCHASE AGREEMENT


         1. PURCHASER. ENA DRIVE, L.L.C., a Michigan limited liability company, of 2487 South Michigan Road, Eaton Rapids, Michigan 48827, or its assigns ("PURCHASER"), agrees to buy and OPEN PLAN SYSTEMS, INC., a Virginia corporation, of 4299 Carolina Ave., Building C, Richmond, VA 23222 ("SELLER") agrees to sell, on the following terms and conditions, the following PROPERTY located in the Township of Delta, County of Eaton, State of Michigan (approximately 5.41 acres located along Ena Drive and legally described on Exhibit A which is attached hereto (hereinafter "PROPERTY"). The PROPERTY includes gas, oil and mineral rights, all buildings, all fixtures, and all other improvements including but not limited to, all rights, title and interest of SELLER, if any, in any land lying in the bed of any street, in front of or adjoining the PROPERTY, to the centerline; all easements, covenants and rights appurtenant to the rights of SELLER in and to the PROPERTY; all rights, title and interest of SELLER in and to all licenses if any; and all appurtenances; and all contract rights (and personal property relating thereto) under that certain Standard Form of Agreement Between Owner and Design/Builder dated August 2000 by and between SELLER and L. D. Clark Building Co. (the "Construction Contract").

Exceptions:    None

         2. AGENCY DISCLOSURE. The PURCHASER is a licensed salesperson. However no commission will be paid.

         3. PURCHASE PRICE. The sale price will be Two Million One Hundred Fifty Thousand and 00/100 Dollars ($2,150,000.00), subject to performance by the parties of the closing obligations specified herein. The purchase price shall be reduced by the balance to be paid to L. D. Clark Building Co. (the "Contractor") to complete the improvements described in the Construction Contract ""and applicable prorations and adjustments ("Net Purchase Price"). The Construction Contract shall be assigned by SELLER to PURCHASER, and assumed by PURCHASER at closing. The cash portion of the Net Purchase Price shall be paid in U.S. funds in the form of certified check, cashiers check or by wire transfer upon delivery of the documents described in Section 11 hereof.

         4. SURVEY. During the Study Period (as hereinafter defined), SELLER shall provide (at PURCHASER'S expense) a current certified ALTA survey, showing all easements of record and improvements on the PROPERTY.

         5. PRORATED ITEMS. Interest, rents and security deposits, if any, service and usage fees, and insurance, if assigned, will be current and prorated to the date of Closing.

Exceptions:     None

         6.       SPECIAL ASSESSMENTS AND TAXES. (This section survives closing)

         A. Special Assessments. Special assessments which are or become a lien on the PROPERTY on or before date of Closing of this Agreement will be paid by the SELLER.

Exceptions:   None

         B. Taxes. Taxes will be treated as if they cover the CALENDAR YEAR in which they are first billed. Taxes first billed in years prior to year of Closing will be paid by SELLER without proration. Taxes which are first billed in the year of Closing will be prorated so that SELLER will pay taxes from the first of the year to Closing Date and PURCHASER will pay taxes for the balance of year, including day of Closing. If any bill for taxes is not issued as of the date of Closing, the then current taxable value and tax rate and any administrative fee will be substituted and prorated, and the parties will re-prorate same upon receipt of the actual bill for such taxes .

         7.       COSTS

         A. PURCHASER'S Costs. PURCHASER will pay for recording of deed and/or security instruments, attorneys opinion and/or services for PURCHASER; mortgage closing costs required by PURCHASER's Lender including mortgage title insurance, appraisal, closing fees, all inspections, pest, plumbing, heating, electrical and structural inspections, the cost of the ALTA survey and one half of the cost of the Phase I Environmental Site Assessment.

Exceptions:   None

         B. SELLER'S Costs. SELLER will pay for an ALTA owners policy of title insurance without standard exceptions and subject only to the permitted title exceptions set forth on Exhibit B ("Permitted Exceptions") and any other title exceptions approved by PURCHASER in writing in the amount of the sale price effective as of the date of closing; all transfer fees due upon the recording of the deed and one half of the cost of the Phase I Environmental Site Assessment; and all costs required to convey clear title, subject, however, to the Permitted Exceptions. A commitment to issue such policy insuring marketable title vested in PURCHASER shall be made available for PURCHASER'S inspection within 10 days from the Effective Date.

Exceptions:   None

         8. TITLE. Prior to the expiration of the Study Period, PURCHASER shall notify SELLER of any exceptions disclosed by the title commitment and the ALTA survey that are unacceptable to PURCHASER. Within two (2) days after receiving such notice from PURCHASER, SELLER shall notify PURCHASER of SELLER'S election (i) to cure such exceptions, in which event SELLER shall cure such exceptions promptly and at its expense, or (ii) not to cure such exceptions, in which event PURCHASER shall either waive such condition and proceed to purchase the PROPERTY as provided herein or terminate this Agreement. If PURCHASER so elects to terminate, the Deposit shall be returned to PURCHASER, and the



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parties shall have no further  rights or obligations  hereunder,  except for any obligations that expressly survive termination. If SELLER elects to remove or cause the removal of, title exceptions as provided herein, the Closing Date shall be extended for such time as SELLER and PURCHASER may agree. Unless SELLER expressly agrees to do so, SELLER shall have no obligation to cure or remove any title exceptions, other than the removal of any construction liens filed against the PROPERTY, the release of any encumbrance under the industrial revenue bonds, any mortgage encumbering the PROPERTY (other than the mortgage on Outlot A), the release of the option to purchase granted to L.D. Clark and D.A. Clark, and the release of financing statements from SELLER as debtor and Wachovia Bank N.A., as secured party. If PURCHASER does not terminate this Agreement pursuant to its rights under this Paragraph on or before the end of the Study Period or the Study Period Extension, then PURCHASER shall be deemed to have acknowledged to SELLER that PURCHASER has no objections to the matters set forth in the title commitment and the ALTA survey.

         9. FUTURE TITLE MATTERS. SELLER shall not, after the Effective Date, subject the PROPERTY, or consent, to any liens, encumbrances, covenants, conditions, restrictions, easements, or rights-of-way, or seek any zoning changes or take any other action that might affect or modify the status of title to the PROPERTY (other than curing or removing title exceptions as contemplated above) without PURCHASER'S prior written consent, which shall not be withheld or delayed unreasonably. If SELLER violates the provisions of the preceding sentence, SELLER shall, prior to Closing, at its expense, effect the release of any such liens, encumbrances, covenants, conditions, restrictions, easements and rights-of-way, and take such steps as are necessary to return the zoning and title of the PROPERTY to the condition that existed as of the Effective Date.

         10. CLOSING. Provided the terms and conditions set forth in this Agreement have been satisfied (or waived), the purchase and sale will be closed at a mutually agreed upon time within 35 days of the Effective Date (the "Closing"), unless extended by written addendum to this Agreement. Closing shall occur by delivery of documents to the office of the First American Title Insurance Company (the "Title Insurer"). Possession of the PROPERTY shall be given to PURCHASER at Closing. The documents required hereunder to be delivered at Closing shall be delivered by SELLER and PURCHASER into escrow with the Title Insurer, which shall record and/or deliver all documents deposited into escrow hereunder upon unconditional payment of the Net Purchase Price to the Title Insurer and shall remit the Net Purchase Price to SELLER simultaneously with the recordation and/or delivery of all documents deposited into escrow hereunder and simultaneously with the issuance of the owner's title policy.

         11.      CLOSING DELIVERIES.

         A. SELLER'S Deliveries. At Closing, SELLER shall deliver to the Title Insurer all of the following documents and instruments (which shall be reasonably acceptable to PURCHASER but shall in each instance be acceptable to the Title Insurer) each of which shall have been duly executed on behalf of SELLER, where appropriate.

                  1) A covenant deed in the form attached hereto as Exhibit C (the "Deed") dated as of the Closing Date.



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                  2)  True,  correct  and  complete  original  or  copy  of  the
         Construction Contract, as verified by L.D. Clark Building Co.

                  3) The assignment and assumption agreement substantially in the form attached hereto as Exhibit D (the "Assignment and Assumption Agreement") dated as of the Closing Date which shall be acceptable (including any modifications) to PURCHASER in its sole and absolute discretion. The assignment and assumption agreement shall be satisfactory to SELLER in following respects:

                           (A) It must contain a release provision in the form of Section G as set forth in Exhibit D.
                           (B) It must contain representations and warranties in the form of Section I of Exhibit D, and sufficient for PURCHASER to release SELLER from environmental liabilities of Contractor (unless otherwise waived by PURCHASER).

                  4) Appropriate resolutions of the board of directors of SELLER, authorizing (a) the execution of this Agreement on behalf of SELLER and of all other documents and instruments to be executed by SELLER hereunder, and (b) the performance by SELLER of SELLER'S obligations hereunder and under each of the other documents and instruments referred to herein.

                  5) A Certification of Non-Foreign Status pursuant to "Section 1445" (as hereafter defined) that SELLER is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and related regulations), and applicable federal and state tax reporting certificates. If SELLER fails to deliver such affidavit to PURCHASER at Closing, PURCHASER may take all steps required or permitted by law, including withholding from the funds due SELLER at Closing 10% of the total purchase price and paying the sum to the IRS.

                  6) Sworn statements from the SELLER, Contractor or subcontractors as appropriate, setting forth the total contract price, under the Construction Contract or subcontractor contracts, amount already paid, amount owing, balance to complete, amount of labor wages due or unpaid, if any, labor fringe benefits and withholding due but unpaid, if any, and full unconditional waivers of liens, from all contractors and subcontractors who have been involved with construction of the Improvements on the PROPERTY stating the amounts due from SELLER under the Construction Contract or by Contractor to its subcontractors.

                  7) Discharge of Construction Lien in the form attached hereto as Exhibit E for all construction liens filed against the Land in connection with construction of the Improvements.



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                  8) Release of option in favor of the L.D.  and D.A.  Clark,  a memorandum of which is dated June 16, 2000 and recorded in Liber 1353, Page 1008 Eaton County Records (the "Option").

                  9) Consent to sale by Wachovia Bank (as credit issuer) and discharge of lien and security interest by Wachovia Bank and to the extent required from the Michigan Strategic Fund, and the trustee as defined in the June 1, 2001 agreement between the Michigan Strategic Fund and SELLER.

                  10) Discharge of assignment of construction documents made as of June 1, 2000, between SELLER as assignor and Wachovia Bank as assignee.

                  11) Discharge by Wachovia Bank N. A. of UCC financing statement and lien.

                  12) Dismissal of complaint and litigation (Eaton County Circuit Court file No. 01-913-C2) between SELLER and L.D. Clark Building Co. (and all parties named or to be added to the litigation) with prejudice.

                  13) Such information as may be required to report proceeds from the real estate sale on form 1099-S.

                  14) Execute and deliver to PURCHASER the appropriate real estate valuation affidavit.

                  15) Deliver to PURCHASER all other documents reasonably required by PURCHASER or the title company to complete this transaction, including an affidavit of title in form satisfactory to the Title Insurer.

                  16) SELLER shall cause to be furnished and delivered to PURCHASER, at the sole cost and expense of SELLER, an owner's title insurance policy (ALTA) (or a marked-up title commitment dated as of the Date of Closing and insuring the time gap, if any, between the Date of Closing and the date of recording of the deed to PURCHASER) issued by the title insurance company, insuring good and marketable fee simple title to the PROPERTY in PURCHASER in a face amount equal to the Purchase Price, and containing no exceptions other than the Permitted Exceptions, referred to in Exhibit B, and such other title matters approved in writing by PURCHASER. SELLER shall, at SELLER'S expense, cause the title insurance company to (i) delete the Schedule B General Exceptions from such title policy, and (ii) show all taxes which are a lien on the PROPERTY as of the Date of Closing paid for the year of Closing and all prior years. The policy shall be accompanied by such endorsements as PURCHASER may reasonably require, including zoning endorsements, provided that SELLER shall only be required to pay up to an additional $750.00 in the aggregate for such endorsements.

         B. PURCHASER'S Deliveries. At Closing, PURCHASER shall pay or deliver to the Title Insurer all of the following (each of which shall have been duly executed on behalf of PURCHASER, where appropriate).



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                  1)  Appropriate   resolutions  of  the  members  of  PURCHASER
         authorizing (a) the execution of this Agreement on behalf of PURCHASER and of all other documents and instruments to be executed by PURCHASER
         hereunder,   and  (b)  the  performance  by  PURCHASER  of  PURCHASER'S obligations hereunder and under each of the other documents and instruments referred to herein.

                  2) The  balance  of the Net  Purchase  Price  as set  forth in
         Section 3.

                  3) The fully executed Assignment and Assumption Agreement.

         12.      REPRESENTATIONS AND WARRANTIES.

         A. SELLER'S Representations and Warranties. To induce PURCHASER to enter into this Agreement and to purchase the PROPERTY, SELLER hereby makes the following representations and warranties as of the Effective Date each and all of which shall be true, correct and complete in all material respects as of the Closing Date (which representations and warranties shall survive Closing for a period of 2 years after Closing).

                  1) Authority. SELLER (i) is a duly organized and validly existing corporation under the laws of the Commonwealth of Virginia and
         (ii) has the corporate power and authority (A) to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder, and (B) to perform its obligations hereunder and under such other documents and instruments. All necessary actions have been taken by the directors of SELLER to confer upon the persons executing this Agreement and all documents and instruments that are contemplated hereby on SELLER'S behalf the power and authority to do so.

                  2) Licenses and Permits. To the SELLER'S knowledge, all material licenses, permits, certificates, approvals and consents required by applicable law in connection with the construction of the Improvements by the Contractor under the Construction Contract have been duly issued and are in full force and effect and, to SELLER'S knowledge, are not threatened with revocation, modification or cancellation.

                  3) Compliance with Laws. Neither the execution of this Agreement nor the consummation of the transaction contemplated hereby will constitute or result in a violation or breach by SELLER of any judgment, order, writ, injunction or decree issued against or imposed upon it, or will result in a violation of any applicable statute, law, ordinance, rule or regulation. There is no action, suit, proceeding or investigation pending or, to SELLER'S knowledge, threatened against SELLER that would prevent the transaction contemplated by this Agreement or that would become a cloud on the title to the PROPERTY or that questions the validity or enforceability of the transaction contemplated by this Agreement or any action taken pursuant hereto. No approval, consent, order or authorization of, or designation, registration or filing (other than for recording purposes) with any governmental authority is required in connection with the execution and delivery of this Agreement, the compliance by SELLER with the



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         provisions hereof and the consummation of the transaction  contemplated hereby, other than any and all consents required for SELLER'S payment and redemption of the Tax Exempt Adjustable Mode Limited Obligation Industrial Development Revenue Bonds, Series 2000 issued by the Michigan Strategic Fund in the aggregate principal amount of $2,500,000 (the "Bonds").

                  4) Conflict With Other Instruments and Agreements. Neither the execution of this Agreement by SELLER nor the consummation by SELLER of the transaction contemplated hereby will (i) conflict with, or result in a breach of, any provision of SELLER'S articles of incorporation or by-laws, or (ii) conflict with, result in a breach of any term of, or in the termination of, or accelerate or permit the acceleration of performance required by the terms of, or give rise to any rights of termination or cancellation under, any instrument or agreement to which SELLER is a party, or by which it may be bound, except that SELLER shall be required to obtain any and all consents for the payment and redemption of the Bonds.

                  5)  Title.   SELLER'S   interest  in  the  PROPERTY  shall  be
         transferred to PURCHASER on the Closing date free from all liens, encumbrances, and mortgages except the Permitted Exceptions.

                  6) Environmental. Other than the matters disclosed in SELLER'S Phase I Environmental Site Assessment (a copy of which was delivered to PURCHASER) and except for the Contractor's application of a salt solution to the PROPERTY during the winter months to thaw the ground, SELLER has no actual knowledge as to the presence of any petroleum products or hazardous substances as defined under CERCLA, as amended (42 U.S.C.ss.9601, et seq.) or the Michigan Natural Resources and
         Environmental Protection Act, 1994, P.A., -- ---- 451, or any underground storage tanks on the PROPERTY.

                  7) Assessments. SELLER has not received written notice of the existence of any charges, assessments, or liens for public improvements concerning the PROPERTY which remain unpaid.

                  8) Bankruptcy. To SELLER'S knowledge, no insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting SELLER or any of its assets or properties is pending.

                  9) Contracts. Except for the Construction Contract and Permitted Exceptions, to SELLER'S knowledge, there are no outstanding contracts, leases, licenses, or other use or occupancy agreements affecting the PROPERTY. Further, SELLER is not a party to any contract or agreement, written or oral, relating to the ownership, construction, operation or maintenance of the PROPERTY, which would survive the Closing and bind the PURCHASER or the PROPERTY.




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                  10)  Other   Commitments.   SELLER  is  not   subject  to  any
         commitment, obligation or agreement, including but not limited to any right of first refusal, redevelopment right or option to purchase in favor of a third party which would prevent SELLER from selling the PROPERTY to PURCHASER or which would bind PURCHASER following the Closing. At Closing, SELLER shall deliver a release of the Option.

         B. NO ADDITIONAL REPRESENTATIONS OR WARRANTIES OF SELLER. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SPECIFIED IN THIS AGREEMENT, ITS EXHIBITS, AND OTHER CLOSING DOCUMENTS EXECUTED BY SELLER. SELLER HAS NOT MADE, AND SELLER HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE PROPERTY INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER AGREES TO ACCEPT THE PROPERTY AND ACKNOWLEDGES THAT THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE BY SELLER ON AN AS IS, WHERE IS, AND WITH ALL FAULTS BASIS. PURCHASER IS AN EXPERIENCED PURCHASER OF PROPERTIES SUCH AS THE PROPERTY AND PURCHASER HAS MADE OR WILL MAKE PURCHASER'S OWN INDEPENDENT INVESTIGATION OF THE PROPERTY. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING HEREUNDER.

         C. PURCHASER'S Representations and Warranties. To induce SELLER to enter into this Agreement and to sell the PROPERTY, PURCHASER hereby makes the following representations and warranties as of the Effective Date each and all of which shall be true, correct and complete in all material respects as of the Closing Date (which representations and warranties shall survive Closing for a period of 2 years).

                  1) Authority. PURCHASER (i) is a duly organized and validly existing limited liability company under the laws of the State of Michigan and (ii) has the power and authority (A) to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder, and (B) to perform its obligations hereunder and under such other documents and instruments. All necessary actions have been taken by the members and/or manager of PURCHASER to confer upon the persons executing this Agreement and all documents and instruments that are contemplated hereby on PURCHASER'S behalf the power and authority to do so.

                  2) Compliance with Laws. Neither the execution of this Agreement nor the consummation of the transaction contemplated hereby will constitute or result in a violation or breach by PURCHASER of any judgment, order, writ, injunction or decree issued against or imposed upon it, or will result in a violation of any applicable statute, law, ordinance, rule or regulation. There is no action, suit, proceeding or investigation



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

         pending or, to PURCHASER'S knowledge, overtly threatened against PURCHASER that would prevent the transaction contemplated by this Agreement or that questions the validity or enforceability of the transaction contemplated by this Agreement or any action taken pursuant hereto. No approval, consent, order or authorization of, or designation, registration or filing (other than for recording purposes) with any governmental authority is required in connection with the execution and delivery of this Agreement, the compliance by PURCHASER with the provisions hereof and the consummation of the transaction contemplated hereby.

                  3) Conflict With Other Instruments and Agreements. Neither the execution of this Agreement by PURCHASER nor the consummation by
         PURCHASER  of the  transaction  contemplated  hereby will (i)  conflict with, or result in a breach of, any provision of PURCHASER'S organizational documents, or (ii) conflict with, result in a breach of any term of, or in the termination of, or accelerate or permit the acceleration of performance required by the terms of, or give rise to any rights of termination or cancellation under, any instrument or agreement to which PURCHASER is a party, or by which it may be bound.

         13. PURCHASER DEPOSIT. Within three (3) business days after the Effective Date, PURCHASER shall deliver to the Title Insurer a deposit in the sum of $100,000 (the "Deposit")showing PURCHASER'S good faith which will be held in escrow by the Title Insurer. If PURCHASER terminates this Agreement within the Study Period or the Study Period Extension, as provided herein, or if the terms of purchase are subject to any contingencies as specified, which are not satisfied (or waived) by the date of Closing or such earlier date as set forth in this Agreement, the deposit shall be refunded to PURCHASER. In the event of default by PURCHASER, the deposit shall be forfeited and paid to SELLER as liquidated damages for such default as SELLER'S sole and exclusive remedy.

         14.      COVENANTS.

         A. Condition of the PROPERTY. SELLER, at SELLER'S expense, shall maintain the PROPERTY in the same condition as on the Effective Date, normal wear and tear excepted.

         B. Operation Until Closing. Between the Effective Date and the Closing Date, SELLER shall:

                  1) Not transfer, convey, hypothecate, knowingly create a security interest in or lien upon, or otherwise dispose of any of the PROPERTY;

                  2) Comply with all applicable federal, state and municipal laws, ordinances, and regulations relating to the PROPERTY;

                  3) Promptly give written notice to PURCHASER of the occurrence of any event materially affecting the substance of the representations and warranties made hereunder; and

         C. The Construction Contract. Between the Effective Date and the Closing, SELLER shall not modify the Construction Contract in any manner.

         15. ENVIRONMENTAL. Within the Study Period, SELLER shall provide PURCHASER with a written update of the existing Phase I Environmental Site Assessment (certified to PURCHASER) from an environmental company acceptable to PURCHASER which shall conclude that the environmental company has no reason to believe that the PROPERTY is a facility as defined by MNREPA, the cost of which shall be shared equally by SELLER and PURCHASER. PURCHASER agrees that Engineering & Environmental Service Group, Inc. is an acceptable environmental consulting company.

         16. STUDY PERIOD. SELLER and PURCHASER hereby acknowledge that as of the Effective Date, PURCHASER has not yet had an opportunity to complete its required due diligence and fully review and evaluate this transaction. For a period of twenty one (21) days following the Effective Date (the "Study
Period"), PURCHASER shall have the right to enter upon the PROPERTY and to perform, at its expense, boring tests, engineering, topographic, environmental, survey and marketing tests or any other studies, tests and due diligence as PURCHASER elects, including, without limitation, the following: (i) review of title work, Permitted Exceptions, the PROPERTY, legal description, ingress and egress, all recorded easements and restrictions and the ALTA survey; (ii) inspection of the PROPERTY, (iii) confirming that all necessary site plan and other land use approvals have been issued by all governmental entities having jurisdiction over the PROPERTY and that the PROPERTY is appropriately zoned for PURCHASER'S intended use, (iv) the Phase I Environmental Site Assessment; and
(v) any wetlands permits applicable to the PROPERTY. Notwithstanding anything contained in this Section 16 to the contrary, PURCHASER shall have at least five
(5) business days to review the title commitment, the ALTA survey, and the Phase I Environmental Site Assessment, and the parties agree that the Study Period shall be extended, as necessary (the "Study Period Extension") to permit PURCHASER the full 5 business days to review and evaluate such information that is required to be provided during the Study Period.

          Any test, examinations or inspections of the PROPERTY by PURCHASER and all costs and expenses in connection with PURCHASER'S inspection of the PROPERTY shall be at the sole cost of PURCHASER (except as otherwise provided in this Agreement). Upon completion of any such inspection, examination, or test, PURCHASER shall restore any damage to the PROPERTY caused by Buyer's inspection. PURCHASER hereby indemnifies and holds SELLER harmless from all loss, cost or expense, including, but not limited to, attorneys' fees and court costs resulting from PURCHASER'S inspections in connection with the PROPERTY. If prior to the expiration of the Study Period or the Study Period Extension, PURCHASER determines, in its sole and absolute discretion, and for any or no reason whatsoever, that PURCHASER does not desire to purchase the PROPERTY, then PURCHASER shall have the right to give written notice to SELLER electing to terminate this Agreement, provided such notice is delivered to SELLER prior to 5:00 p.m. EST of the last day of the Study Period or the Study Period Extension, whichever is later. In the event such notice of termination is delivered, then, the Title Insurer will deliver to PURCHASER the Deposit, and the parties shall be released from all further obligations each to the other under this Agreement. In the event that the PURCHASER does not terminate this Agreement as set forth in this Section 16, then the contingency set forth in this Section 16 shall be deemed satisfied or waived by PURCHASER.

         17.      ADDITIONAL CONDITIONS PRECEDENT.

         A. Conditions for the Protection of PURCHASER. Provided PURCHASER does not terminate this Agreement in accordance with Section 16 hereof, it shall be an additional condition precedent to PURCHASER'S obligation to purchase the PROPERTY and to perform its other obligations hereunder that the following conditions shall have been satisfied at or before Closing.

                  1) Prior to Closing, the condition of the improvements shall not have changed in any material respect from the condition thereof as of the Effective Date, normal wear and tear excepted.

                  2) SELLER shall have delivered to the Title Insurer, on or before the Closing Date, all of the documents required under Section 11 hereof.

                  3) All of the covenants, representations, warranties, and agreements of SELLER set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date.

                  4) The Contractor shall have executed an Assignment and Assumption Agreement in form and content satisfactory to PURCHASER in its sole and absolute discretion, substantially in the form attached, including estoppel certificate, verification of the balance due, absence of any defaults thereunder, and its willingness to complete the Construction Contract within an acceptable time frame.

                  5) SELLER shall have obtained a satisfactory release of all obligations, penalties, and requirements under the Bonds originally utilized by SELLER to finance the PROPERTY.

         B. PURCHASER'S Right to Terminate. If any condition above is not satisfied as of the Closing Date, PURCHASER shall have the option to (i) terminate its obligation to purchase the PROPERTY, in which event the Deposit shall be returned to PURCHASER, and neither party shall have any further liability or obligation hereunder; or (ii) extend the time for Closing by a period not in excess of thirty (30) days to permit SELLER to fully satisfy any unsatisfied condition. If PURCHASER extends the conditions for thirty days and the conditions are still not satisfied by the end of such period, this Agreement shall terminate, the Deposit shall be returned to PURCHASER and the parties shall have no further liabilities or obligations under this Agreement.

         18.      TAX FREE EXCHANGE.

         A. Section 1031 Exchange. PURCHASER'S acquisition of the PROPERTY may be the acquisition of replacement PROPERTY in a qualifying exchange of like-kind PROPERTY or a reverse exchange under Section 1031 of the Internal Revenue Code, as amended and as further supplemented by Internal Revenue Service Revenue Procedure 2000-37 (the "Exchange")),
pursuant to PURCHASER'S separate Exchange Agreement with a qualified intermediary (the "Intermediary"). SELLER agrees to cooperate with PURCHASER (without liability or cost to SELLER) in the completion of the Exchange. Such cooperation shall include (i) the assignment of this Contract by PURCHASER to the Intermediary, and the acknowledgment of such assignment by SELLER, (ii) the acceptance of the Net Purchase Price from the Intermediary, (iii) the transfer of the Property to an "Exchange Accommodation Titleholder", as defined in Revenue Procedure 2000-37, or assignee. In consideration for the cooperation of SELLER, SELLER shall not be liable for any acts or omissions arising from its relationship with the Intermediary. Upon receipt of title to the PROPERTY by PURCHASER and payment of the consideration payable to SELLER or for its benefit, under this Agreement, SELLER shall not have any further obligations or responsibilities under this paragraph and PURCHASER agrees to fully indemnify SELLER from any resulting liability to third parties (including, but not limited to, the Intermediary) which indemnity shall be effective from and after the Effective Date, shall not merge with the conveyance of the PROPERTY and shall survive the Closing of this transaction or the termination of this Agreement.

         B. PURCHASER shall in all events be responsible for all costs and expenses related to the Exchange and shall fully indemnify, defend and hold SELLER harmless for, from and against any and all liability, claims, damages, expenses (including, without limitation, reasonable attorneys fees), taxes, fees, proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to the transaction contemplated by this Agreement or such Exchange that would not have been incurred by SELLER if the transaction did not involve an Exchange. The provisions of the immediately preceding sentence shall survive Closing or the termination of this Agreement. Any Exchange shall be consummated on behalf of PURCHASER through the use of a facilitator or intermediary, and SELLER shall not be required to acquire title to any real PROPERTY in connection therewith.

         C. Disclaimer. PURCHASER HEREBY ACKNOWLEDGES THAT PURCHASER IS AND SHALL BE SOLELY RESPONSIBLE FOR COMPLIANCE WITH ALL LAWS, RULES AND REGULATIONS RELATED TO THE EXCHANGE. FURTHER, PURCHASER ACKNOWLEDGES THAT NEITHER SELLER NOR ANY OF ITS AGENTS, REPRESENTATIVES OR AFFILIATES HAS ADVISED PURCHASER, AND NO SUCH PERSON OR ENTITY HAS ANY OBLIGATION OR DUTY TO ADVISE PURCHASER, WITH RESPECT TO WHETHER THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT COMPLIES WITH THE LAWS, RULES AND REGULATIONS APPLICABLE TO THE
EXCHANGE. FURTHER, PURCHASER REPRESENTS, WARRANTS AND ACKNOWLEDGES TO SELLER THAT IT HAS RELIED UPON ITS OWN TAX AND LEGAL COUNSEL IN DETERMINING COMPLIANCE WITH ALL LAWS, RULES AND REGULATIONS APPLICABLE TO THE EXCHANGE. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

         19. RISK OF LOSS. If between the Effective Date and the Closing Date, all or any part of the PROPERTY is damaged by fire or natural elements or other causes beyond SELLER'S control which cannot be repaired prior to the Closing Date, or any part of the PROPERTY is taken pursuant to any power of eminent domain, SELLER shall immediately notify PURCHASER of such occurrence, and PURCHASER may terminate this Agreement by written notice to the SELLER within fifteen (15) days after the date of notice of the damage or taking. If PURCHASER exercises the right to terminate this Agreement under this Section 18, any earnest money deposit shall be returned to PURCHASER and this Agreement shall be null and void. If PURCHASER does not elect to terminate this Agreement, there shall be no reduction of the purchase price and at closing SELLER shall assign to PURCHASER all rights SELLER may have with respect to any insurance proceeds or eminent domain award.

         20. ENVIRONMENTAL INDEMNIFICATION. It is hereby acknowledged that PURCHASER shall not assume any responsibility or liability that may be imposed upon SELLER by any state, federal or local law, rule, regulation or ordinance (including, but without limitation, any requirement to report, assess, investigate, abate and/or remediate the PROPERTY) resulting from SELLER'S release of petroleum product or hazardous substance (as defined under CERCLA, 42 U.S.C. ss. 9601 et seq.) upon the PROPERTY during SELLER'S ownership or operation of the PROPERTY, and SELLER shall be responsible for compliance with any such requirement, if any. The SELLER shall indemnify and hold harmless PURCHASER from any such claims, demands, penalties, obligations and liabilities (including, but without limitation, PURCHASER'S reasonable attorneys' fees that may be incurred in defense thereof) relating to or as a result of a release of petroleum product or hazardous substance (as defined under CERCLA) of any nature upon the PROPERTY during SELLER'S ownership or operation of the PROPERTY, as well as such costs, expenses, or fees that may be incurred if an underground storage tank ("UST"), or any portion of UST system is subsequently located upon the PROPERTY, including, but without limitation, the expense of removing said UST system and closing said UST system in accordance with applicable laws. Provided PURCHASER receives satisfactory indemnification from Contractor (in PURCHASER'S sole and absolute discretion), SELLER shall not be liable or responsible to PURCHASER for any acts or omissions of the Contractor or any of its subcontractors that may have resulted in the release or discharge of petroleum products or hazardous substances on the PROPERTY during or prior to SELLER'S ownership, and PURCHASER agrees to look solely to the Contractor and its subcontractors for any loss, cost or damage arising therefrom. The provisions of this Section 20 shall survive Closing.

         21. FACILITY. If during the Study Period or the Study Period Extension, the Phase I Environmental Assessment, or site investigation, concludes that the PROPERTY is a facility, as defined by Section 20101.(1)(1) of part 201 of the Michigan Natural Resources and Environmental Protection Act (hereinafter referred to as "NREPA"), 1994, P.A. 451, as amended, PURCHASER'S obligation to close this transaction shall be expressly conditioned upon PURCHASER'S, or its Assignee's, on or before the date of Closing, receipt (at no cost or expense to SELLER) from the MDEQ of all approval of a Baseline Environmental Assessment to be submitted to the MDEQ pertaining to the PROPERTY and the MDEQ's determination that PURCHASER, and/or its Assignee, meets the requirements for an exemption from liability under Section 20126(1) of part 201 of NREPA; and PURCHASER, and/or its Assignee's, receipt of a determination by the MDEQ, the sufficiency of same being in PURCHASER'S sole discretion, that PURCHASER'S and/or its Assignee's, proposed use of the PROPERTY satisfies PURCHASER'S, and/or its Assignee's, obligations under Section 20107(a) of Part 201 of NREPA. If the Phase I Environmental Assessment and/or site investigation concludes that the site is a facility, then the Closing Date for this transaction shall be extended by sixty (60) days. SELLER hereby grants to PURCHASER'S and/or its Assignee's environmental consultant an easement and license to come onto the PROPERTY to conduct such investigation, including soil borings, as it determined necessary.

         22. NOTICES. Any notices, demands, requests or communication required or permitted to be given pursuant to this Agreement shall be in writing and deemed to have been properly given or served and shall be effective upon the second business day after being deposited in the United States mail, by certified mail, return receipt requested, postage prepaid, or upon delivery by a nationally recognized overnight delivery service or upon the date of receipt of a facsimile which is received any business day on or before 5:00 p.m. (EST) in the location of receipt or on the next day after receipt if received by facsimile after 5:00 p.m. (EST) in the location of receipt. Any such notice, demand, request or communication if given to SELLER shall be addressed as follows:

         Open Plan Systems, Inc.
         4299 Carolina Ave., Building C
         Richmond, VA 23222
         Facsimile:  (804) 228-5656

         With a copy to:
         Robert E. Spicer, Jr.
         Williams Mullen Clark Dobbins
         1021 E. Gary St., Fl. 16
         Richmond, VA 23219
         Facsimile:  (804) 783-6507

         To PURCHASER:
         ENA Drive, L.L.C.
         2487 South Michigan Road
         Eaton Rapids, MI 48827
         Facsimile:  (517) 663-7798

         With a copy to:
         Charles L. Lasky
         Lasky Fifarek & Hogan, P.C.
         400 Business & Trade Center
         200 Washington Square, North
         Lansing, MI 48933
         Facsimile:  (517) 267-2230

         This section survives Closing.

         23. JUDICIAL INTERPRETATION. This Agreement has been negotiated by the parties and therefore shall be deemed to have been mutually drafted by them. Should any provision of this Agreement require interpretation, the court or arbitrator interpreting or construing same shall not apply a presumption that the terms shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared it. This section survives Closing.

         24. SUCCESSORS AND ASSIGNS. This Agreement shall apply to and inure to the benefit and be binding upon and enforceable against the parties and their respective successors and assigns, to the same extent as if specified at length throughout this Agreement. This section survives Closing.

         25. BROKERAGE. SELLER shall be solely responsible for payment of any commission owed to any Broker ("Broker") pursuant to a separate agreement between SELLER and Broker. Each party hereto represents and warrants to the other that it has dealt with no other brokers or finders in connection with this transaction. SELLER and PURCHASER each hereby indemnify, protect and defend and hold the other harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys' fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder, or other such party, claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this Section 25 shall survive any termination of this Agreement. This section survives Closing.

         26. ENTIRE AGREEMENT. This Agreement and all attached exhibits contain the entire agreement between the parties relating to the acquisition of the PROPERTY. All prior negotiations between the parties are merged by this Agreement and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than set forth in this Agreement. No change or modification of this Agreement shall be valid unless it is in writing and signed by the parties. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. Except as otherwise specifically provided in this Agreement, none of the terms and provisions contained in this Agreement shall survive Closing.

         27. GOVERNING LAW. The laws of the State of Michigan shall govern the rights and duties of the parties and the validity, construction enforcement and interpretation of this Agreement. This section survives Closing.

         28. EFFECTIVE DATE. "Effective Date" shall mean the date legal counsel for PURCHASER receives from SELLER a fully accepted and executed original of this Purchase Agreement by a nationally recognized overnight delivery service.

         PURCHASER gives SELLER until 5 p.m. Friday, August 17, 2001, to accept and execute this Agreement, otherwise this offer shall be deemed null and void.

         The parties have executed this Agreement effective. on the date and year first above written below and PURCHASER and SELLER acknowledge receipt of an executed copy of this Agreement.

                                        Date:  8/17/2001

WITNESS:                                SELLER:

                                        OPEN PLAN SYSTEMS, INC.


       /s/                              By: /s/ Thomas M. Mishoe, Jr.
------------------------------------        ------------------------------------

       /s/                              Its:    Operating Committee Member
------------------------------------        ------------------------------------

                                        By:
------------------------------------        ------------------------------------

                                        Its:
------------------------------------        ------------------------------------

                                        Address:  4299 Carolina Ave., Building C
                                                  Richmond, VA 23222


                                        Date:  8/15/2001

WITNESS:                                PURCHASER:

         /s/                            ENA Drive, L.L.C.
------------------------------------


         /s/                            By: /s/ Dorian N. Lange
------------------------------------        ------------------------------------
                                            Dorian N. Lange
                                        Its:    Member


                                                  Address:
                                                  2487 South Michigan Road
                                                  Eaton Rapids, MI 48827